Exhibit 99.5

TO:	SHIFT EMPLOYEES
FROM:	George Arison & Toby Russell
DATE:	June 29, 2020
SUBJECT:	Important Business Development Update
ATTACHMENT:	Final Press Release PDF

Dear Shift team,

We have some exciting news to share about the company’s future.

As you know, we have been considering a variety of ways to approach capitalizing the company for the long-term, including combination with a Special Purpose Acquisition Company (SPAC). SPACs are “blank check” companies that raise money from public market investors and then “merge” with a private operating company to provide the private business with a cash infusion and a fast-track to being a public company.

We are announcing publicly today that we will be combining with a SPAC called Insurance Acquisition Corp. (NASDAQ: INSU). Over the last few weeks, INSU & Shift have successfully raised $185MM in equity from an impressive group of institutional investors. The funds raised will be combined with up to $150M that INSU had already raised from its existing investors (this capital is sitting in a trust account). We are targeting to finalize the combination toward the end of Q3 2020, following the SEC review process. At that time, Shift will become a publicly traded company, which we expect to be listed on NASDAQ under a new ticker. Please note that we do not get any of this capital until the combination is complete.

We had varying options in terms of how to raise fresh capital. We chose to pursue a SPAC process because it allows for a company to raise a substantial amount of capital quickly while fast tracking the path to being a public company. We are excited to have been able to achieve this milestone, given the volatility and economic disruptions in today’s market. We would not be in this position today without the hard work of everyone at Shift. Our employees, past and present, have been a huge part of the company’s success and you should be extremely proud of your part in making this possible.

The proposed transaction will significantly enhance our ability to scale our technology and operations, and accelerate our growth. It requires a leveling-up in all respects. As this is an expedited process to becoming public, we must prepare quickly and efficiently for this new chapter. Becoming a public company necessitates us being more mindful of our new status and aware of both the opportunities and the risks associated with it. This change will demand of us greater accountability, diligence and reporting; consistently executing to targets; more formal and deliberate communications and information-sharing; and a higher expectation of behavior both as a company and as individuals therein.

We are therefore asking that everyone keeps themselves laser-focused on the task at hand: exceeding our targets and delivering results This transaction does not finish, and we do not get the capital, until closing (hopefully at the end of Q3). For this reason, these next few months are critical to our long-term success, and our goal will need to be to execute with precision unlike ever before.

We’ve always been proud of our transparent culture and we intend to maintain that to the degree possible, but we are likely not going to be able to share information as freely as we have previously enjoyed. We also need everyone to exercise a greater degree of discretion, professionalism and confidentiality. Today’s news may generate interest from customers, partners, the media and our shareholders. We will be reaching out to these important stakeholders to share this exciting development. If you receive any inquiries, including from former Shift employees, please do not share ANY information, and instead, forward them to ir@shift.com. Please do not reply to any inquiries, comment to the press, or share any company information outside, even with your friends and family. Not even spouses. This is not an arbitrary ask — it is a legal mandate that we are obligated to follow during this process.

As you can imagine, we cannot predict every change that will be required of us right now. This is an evolutionary process, not a linear or binary one. We expect that there will be bumps along the way and appreciate your patience in advance.

We are beyond thrilled that we’re embarking on this journey together. It wouldn’t be possible without you, and we have faith that you will rise to meet the challenge. Many folks have worked extremely hard to make this deal possible, including (but not limited to) Cindy, Dan, Amanda, Henry, Ahmed, Shelley, Brenton and Gretchen and we want to do a special call out to their extremely long days and nights over the last several months. Everyone working on this transaction is stretched extremely thin, so please bear with us as we manage this process to succeed.

Stay tuned for an All Hands Employee Only call to discuss this announcement; I would encourage you all to participate.

We also realize that you will have a lot of questions. We will continue to communicate with you as things evolve; however, many of the questions we will not be able to answer yet. There will be a lot of public disclosure in the coming weeks that you will have access to. There will be many other forms of additional communication. Please bear with us over the next 90 days as we work through a very complex process, bring it to success, and get the information we need to answer your questions.

This last point contains legal language but is a very important point. We will continue to hold regular fireside chats and will aim to answer questions during those discussions. Until the merger is completed, Shift and its officers and directors may, under SEC rules, be deemed participants in the solicitation of proxies to the SPAC’s shareholders in connection with the business combination. As a result, all communication that is shared regarding the transaction will need to go through substantial vetting, including review by the company’s SEC counsel, because the securities laws put a limit on Shift’s ability to provide information about the transaction without also publicly filing that information. The SPAC intends to file a proxy statement/prospectus with the SEC that will contain additional information about the transaction.

Our goal is to provide you with the information you need about the deal, while at the same time, fulfilling our obligations under the securities laws. Please bear with us as we work through this process. If these various communications (various written communications and town halls) do not answer your question(s) by mid-August, then send your question(s) to questions@shift.com. We will consolidate all questions in this account and answer them in a manner that complies with securities laws. We generally do not want too much written communication on this topic, so we ask that you not discuss these topics over email or Slack.

We look forward to speaking with you all soon.

Sincerely,

George & Toby

Caution Regarding Forward Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Insurance Acquisition Corp., Shift Technologies, Inc. or the combined company after completion of the Business Combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger and the proposed business combination contemplated thereby; (2) the inability to complete the transactions contemplated by the Agreement and Plan of Merger due to the failure to obtain approval of the stockholders of Insurance Acquisition Corp. or other conditions to closing in the Agreement and Plan of Merger; (3) the ability to meet Nasdaq’s listing standards following the consummation of the transactions contemplated by the Agreement and Plan of Merger; (4) the risk that the proposed transaction disrupts current plans and operations of Shift Technologies, Inc. as a result of the announcement and consummation of the transactions described herein; (5) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the proposed Business Combination; (7) changes in applicable laws or regulations; (8) the possibility that Shift Technologies, Inc. may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by Insurance Acquisition Corp. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Insurance Acquisition Corp. and Shift Technologies, Inc. undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Additional Information

In connection with the proposed Business Combination between Shift Technologies, Inc. and Insurance Acquisition Corp., Insurance Acquisition Corp. intends to file with the SEC a preliminary proxy statement / prospectus and will mail a definitive proxy statement / prospectus and other relevant documentation to Insurance Acquisition Corp. stockholders. This document does not contain all the information that should be considered concerning the proposed Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the proposed Business Combination. Insurance Acquisition Corp. stockholders and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus and any amendments thereto, and the definitive proxy statement / prospectus in connection with Insurance Acquisition Corp.’s solicitation of proxies for the special meeting to be held to approve the transactions contemplated by the proposed Business Combination because these materials will contain important information about Shift Technologies, Inc., Insurance Acquisition Corp. and the proposed transactions. The definitive proxy statement / prospectus will be mailed to Insurance Acquisition Corp. stockholders as of a record date to be established for voting on the proposed Business Combination when it becomes available. Stockholders will also be able to obtain a copy of the preliminary proxy statement / prospectus and the definitive proxy statement / prospectus once they are available, without charge, at the SEC’s website at http://sec.gov or by directing a request to: John M. Butler, President and Chief Executive Officer, Insurance Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination.

Participants in the Solicitation

Insurance Acquisition Corp. and its directors and officers may be deemed participants in the solicitation of proxies of Insurance Acquisition Corp. stockholders in connection with the proposed business combination. Insurance Acquisition Corp. stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Insurance Acquisition Corp. in Insurance Acquisition Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Insurance Acquisition Corp. stockholders in connection with the proposed transaction will be set forth in the proxy statement / prospectus for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement / prospectus that Insurance Acquisition Corp. intends to file with the SEC.

3